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                                                                   Exhibit 10.11

    Description of Terminated Variable Whole Life Policy of Eric J. McCracken

The material terms of Eric J. McCracken's Variable Whole Life Policy were substantially the same as those of Messrs. Baldini, Perkins and Russo. The initial total death benefit under Mr. McCracken's Variable Whole Life Policy was approximately $500,000.